Exhibit 4.1

Form 540 Prescribed by:

JON HUSTED
OHIO SECRETARY OF STATE

Toll Free: (877) SOS-FILE (877-767-3453)
Central Ohio: (614) 466-3910

www.OhioSecretaryofState.gov
busserv@OhioSecretaryofState.gov

File online or for more information: www.OHBusinessCentral.com

Mail this form to one of the following:

Regular Filing (non expedite)
P.O. Box 1329
Columbus, OH 43216

Expedite Filing (Two business day processing time. Requires an additional $100.00)
P.O. Box 1390
Columbus, OH 43216

Certificate of Amendment

(For-Profit, Domestic Corporation)

Filing Fee: $50

Form Must Be Typed

Check appropriate box:

(•) Amendment to existing Articles of Incorporation (125-AMDS)

( ) Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto.

Complete the following information:

Name of Corporation: KeyCorp

Charter Number: 276604

Check one box below and provide information as required:

( ) The articles are hereby amended by the **Incorporators.** Pursuant to Ohio Revised Code section 1701.70(A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received.

(•) The articles are hereby amended by the **Directors.** Pursuant to Ohio Revised Code section 1701.70 (A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles.

The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.): 1701.70(B)(1)

( ) The articles are hereby amended by the **Shareholders** pursuant to Ohio Revised Code section 1701.71.

( ) The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72.

Form 540 Page 1 of 2 Last Revised: 4/17/2014

A copy of the resolution of amendment is attached to this document.

Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions.

Required

Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C).

If authorized representative is an individual, then they must sign in the "signature" box and print their name in the "Print Name" box.

If authorized representative is a business entity, not an individual, then please print the business name in the "signature" box, an authorized representative of the business entity must sign in the "By" box and print their name in the "Print Name" box.

[signature]

Signature

By (if applicable)

Donald R. Kimble, Chief Financial Officer of KeyCorp

Print Name

Signature

By (if applicable)

Print Name

Form 540 Page 2 of 2 Last Revised: 4/17/2014

ATTACHMENT TO CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF KEYCORP

RESOLVED, that pursuant to the authority granted to and vested in the pricing subcommittee (the “Subcommittee”) of the risk committee (the “Committee”) of the Board of Directors of KeyCorp (the “Corporation”), pursuant to authority conferred upon the Subcommittee by resolutions of the Board of Directors of the Corporation adopted on September 15, 2016 and resolutions of the Committee adopted at a meeting held on December 5, 2016, and in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article IV of the Corporation’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), the Subcommittee hereby establishes the terms of the Corporation’s Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series E, and fixes and determines the authorized number of shares of the series and the dividend rate of the shares of the series, with such designations, and certain other preferences, and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as previously established by the Committee, with the Articles hereby amended to add such terms as Part I of Article IV of the Articles as set forth below:

PART I

EXPRESS TERMS OF FIXED-TO-FLOATING RATE PERPETUAL NON-CUMULATIVE PREFERRED STOCK, SERIES E

Section 1. Designation. The distinctive serial designation of such series shall be “Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series E” (“Series E”). Each share of Series E shall be identical in all respects to every other share of Series E. Series E will rank (i) equally with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and (ii) senior to Junior Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series E shall be 500,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of all preferred stock minus the total number of authorized shares of other series of preferred stock) or decreased (but not below the number of shares of Series E then outstanding) by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation. Shares of Series E that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series, and available for subsequent issuance.

Section 3. Definitions. As used herein with respect to Series E:

(a) “Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of the Corporation, as may be amended from time to time, and shall include this Part I of Article IV.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) “Business Day” means, for dividends payable during the Fixed Rate Period, any day, other than a Saturday or Sunday, that is neither a legal holiday nor any other day on which banking institutions and trust companies in New York, New York or Cleveland, Ohio are permitted or required by any applicable law to close, and for dividends payable during the Floating Rate Period, any day that would be considered a Business Day during the Fixed Rate Period that is also a London Banking Day.

(d) “Calculation Agent” means KeyBank National Association or any other successor appointed by the Corporation, acting as calculation agent.

(e) “Common Shares” means the common shares, $1.00 par value per share, of the Corporation.

(f) “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(g) “Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

(h) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(i) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(j) “DTC” means The Depository Trust Company, together with its successors and assigns.

(k) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(l) “Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

(m) “Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

(n) “Junior Stock” means the Common Shares and any other class or series of stock of the Corporation hereafter authorized over which Series E has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(o) “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

(p) “London Banking Day” means any day on which commercial banks and foreign exchange markets settle payments in London.

(q) “Parity Stock” means any other class or series of stock of the Corporation, including the shares of preferred stock of the Corporation designated as 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A; Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series C; and Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series D, that ranks equally with Series E in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(r) “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(s) “Regulations” means the Second Amended and Restated Regulations of the Corporation, as may be amended from time to time.

(t) “Regulatory Capital Treatment Event” means the Corporation’s determination, in good faith, that, as a result of any:

(i)	amendment to, clarification of or change in (including any announced prospective amendment to, clarification of or change in), the laws or regulations or policies of the United States or any political subdivision of or in the United States that is enacted or announced or that becomes effective after the initial issuance of any share of Series E;

(ii)	proposed amendment to or change in those laws or regulations or policies that is announced or becomes effective after the initial issuance of any share of Series E; or

(iii)	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after the initial issuance of any share of Series E, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series E then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of Federal Reserve, as then in effect and applicable, for as long as any share of Series E is outstanding.

(u) “Representative Amount” shall have the meaning set forth in the definition of “Three-month LIBOR”.

(v) “Series E” shall have the meaning set forth in Section 1 hereof.

(w) “Three-month LIBOR” means, for any LIBOR Determination Date, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Determination Date. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars for a term of three months as of 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, Three-month LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate for loans in U.S. dollars to leading European banks for a term of three months as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date and in a Representative Amount. If three such quotations are so provided, Three-month LIBOR will be the arithmetic mean of such quotations. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Section 4. Dividends.

(a) Rate. Dividends on the Series E will not be mandatory. Holders of Series E shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $1,000.00 per share of Series E, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing March 15, 2017 (each, a “Dividend Payment Date”). From the date of issuance to, but excluding, December 15, 2026 (the “Fixed Rate Period”), dividends will be calculated at an annual rate of 6.125%, and from, and including, December 15, 2026 (the “Floating Rate Period”), dividends will be calculated at an annual rate equal to Three-month LIBOR plus 3.892%. If, following the procedure set forth in the definition of Three-month LIBOR, the Calculation Agent is unable to determine Three-month LIBOR for any Floating Rate Period, then the dividend for such Floating Rate Period shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period. In the event that any Dividend Payment Date during the Fixed Rate Period falls on a date that is not a Business Day, then payment of any dividend payable on such date will be made on the next succeeding Business Day (without interest or other payment in respect of such delay). In the event that any Dividend Payment Date during the Floating Rate Period falls on a date that is not a Business Day, then payment of any dividend otherwise payable on such date will be made on the next succeeding Business Day, and dividends will be calculated to, but excluding, the actual payment date. However if, during the Floating Rate Period, such postponed payment date would fall in the next calendar month following the relevant Dividend Payment Date, then payment of any dividend otherwise payable on such date will be made on the Business Day immediately preceding the relevant Dividend Payment Date and dividends will be calculated to, but excluding, the actual payment date. The period from, and including, any Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date is a “Dividend Period”; provided, however, that the initial Dividend Period shall be the period from, and including, the date of original issuance of the Series E to, but excluding, March 15, 2017; and provided, further, that, during the Floating Rate Period for purposes of determining a Dividend Period only, the Dividend Payment Date shall be the actual payment date of the applicable dividends. The record date for payment of dividends on the Series E on a Dividend Payment Date shall be the 15th calendar day before such Dividend Payment Date (provided, however, that if any such day is not a Business Day, then the record date will be the next succeeding day that is a Business Day) or such other date as determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation. On such Dividend Payment Date, dividends shall be paid to the holder of record, as they appear on the Corporation’s stock register on the applicable record date. The amount of dividends payable during the Fixed Rate Period, including dividends payable for any partial Dividend Period, shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of any dividend payable during the Floating Rate Period, including dividends payable for any partial Dividend Period, shall be calculated (without duplication) on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of any dividend payable during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices. Notwithstanding any other provision hereof, dividends on the Series E shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws, rules and regulations applicable thereto, including applicable regulatory capital rules.

(b) Noncumulative Dividends. Dividends on shares of Series E shall be non-cumulative. To the extent that any dividends payable on the shares of Series E on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such dividends shall not be cumulative and shall not be payable for such Dividend Period, and the Corporation shall have no obligation to pay, and the holders of Series E shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series E, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series E remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than a dividend payable solely in Junior Stock, or any dividend or distribution of capital stock or rights to acquire capital stock of the Corporation in connection with a shareholders’ rights plan or any redemption or repurchase of capital stock or rights to acquire capital stock under any such plan) and (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (D) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to or during the most recent preceding Dividend Period for which the full dividends for the then most recently completed Dividend Period on all outstanding shares of Series E have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends on all outstanding shares of Series E for the then most recently completed Dividend Period have been declared and paid in full (or declared and a sum sufficient for the payment in full thereof has been set aside for such payment). When dividends are not paid in full upon the shares of Series E and any Parity Stock, all dividends declared upon shares of Series E and any such Parity Stock shall be declared on a proportional basis. For purposes of calculating the proportional allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series E and (i) in the case of any series of Parity Stock that is non-cumulative preferred stock, the aggregate of the current and unpaid dividends due on such series of preferred stock, and (ii) in the case of any series of Parity Stock that is cumulative preferred stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. No interest will be payable in respect of any declared but unpaid dividend payment on shares of Series E that is paid after the relevant Dividend Payment Date for such Dividend Period. If the Board of Directors of the Corporation or any duly authorized committee of the

Board of Directors of the Corporation determines not to pay any dividend or a full dividend on the Series E on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice (which may be in the form of a press release or other public announcement) to the holders of the Series E prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock and any Parity Stock from time to time out of any assets legally available therefor, and the holders of shares of Series E shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series E shall be entitled, out of assets legally available therefor, before any distribution of the assets of the Corporation may be made to the holders of any Junior Stock, and subject to the rights of the holders of any class or series of securities ranking senior to the Series E upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000.00 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends. The holders of Series E shall not be entitled to any other amounts in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any declared and unpaid dividends in full to all holders of Series E and all holders of any Parity Stock ranking equally as to such distribution with the Series E, the amounts paid to the holders of Series E and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends on the Series E and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends has been paid in full to all holders of Series E and all holders of any Parity Stock ranking equally as to such distribution with the Series E, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the property and assets of the Corporation shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other entity or the merger, consolidation or any other business combination transaction of any other entity into or with the Corporation in which the holders of Series E receive cash, securities or other property for their shares of Series E, constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation and subject to prior Federal Reserve approval, may redeem in whole or in part the shares of Series E at the time outstanding, on the Dividend Payment Date on December 15, 2026, or on any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series E shall be $1,000.00 per share plus dividends that have been declared but not paid, without regard to, or payment of, any undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option and subject to prior Federal Reserve approval, may provide notice of its intent to redeem, as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series E at the time outstanding at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series E shall be either (1) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (2) transmitted by such other method approved by the Depositary Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall not be less than 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series E is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice provided pursuant to this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to provide such notice, or any defect in such notice or in the provision thereof, to any holder of shares of Series E designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E. Each notice shall state (i) the redemption date; (ii) the number of shares of Series E to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder (or the method of determining such number); (iii) the Redemption Price; (iv) the place or places where the certificates evidencing such shares of Series E are to be surrendered for payment of the Redemption Price; and (v) that dividend rights on the shares to be redeemed will cease on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series E at the time outstanding, the shares of Series E to be redeemed shall be selected either pro rata from the holders of record of Series E in proportion to the number of Series E held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series E shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, for the benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) for the benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividend rights with respect to such shares will cease on the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the trust fund set aside by the Corporation or from the bank or trust company where the funds have been deposited at any time after the redemption date from such funds, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series E shall not have any voting rights except as expressly provided in the Articles of Incorporation, including Section 2 of Part A of Article IV, and except as shall be affirmatively provided in the Ohio General Corporation Law.

Section 8. Conversion. The holders of Series E shall not have any rights to convert such Series E into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Articles of Incorporation or the Regulations to the contrary, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series E, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 2(e)(i) of Part A of Article IV, any class of securities ranking senior to the Series E as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. The Corporation may purchase Series E from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine, subject to any required prior Federal Reserve approval; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent or the funds are otherwise not legally available therefor under applicable law.

Section 11. No Sinking Fund. The Series E will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series E will have no right to require redemption or repurchase of any shares of Series E.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series E may deem and treat the record holder of any share of Series E as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 13. Notices. All notices or communications in respect of the Series E shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles of Incorporation or Regulations or by applicable law.

Section 14. No Preemptive Rights. No share of Series E shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 15. Other Rights. The shares of Series E shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Section 16. Certificates. The Corporation may at its option issue shares of Series E without certificates.

******